Exhibit 99.1

Global Technologies, LTD (OTC: GTLL) Issues Formal Confirmation of SEC Reporting Status and Completion of Independent Two-Year Audit

Greensboro, NC, March 26, 2026 (GLOBE NEWSWIRE) — Global Technologies, LTD (OTC: GTLL) is pleased to announce the successful completion of a comprehensive two-year independent audit, along with the filing of its most recent quarterly reports under the supervision of its PCAOB-registered auditing firm. This process included the audit and restatement of the Company’s 2024 financial statements, as well as the completion and filing of its Quarterly Reports for the periods ended September 30, 2025 and December 31, 2025, including an amended Form 10-Q/A reflecting auditor review.

The Company confirms that it is now current in its financial reporting obligations with the U.S. Securities and Exchange Commission (“SEC”), with all required periodic reports, including annual and quarterly filings, completed through the quarter ended December 31, 2025.

Additionally, Global Technologies has completed a comprehensive independent audit covering the past two fiscal years. Although it is not required to regain current reporting status, the Company undertook this initiative to enhance the reliability and transparency of its financial disclosures. The audit was performed by an independent PCAOB-registered accounting firm.

This step follows the Company’s transition from its prior auditor, whose PCAOB registration is no longer active. Management elected to exceed minimum regulatory requirements in order to strengthen internal controls and reinforce investor confidence.

“We previously shared the completion of our two-year audit through our social media channels and felt it was important to formally document this milestone and related reporting updates through an official press release,” said Wyatt Flippen, Chief Executive Officer of Global. “Our commitment to transparency and accountability remains a top priority, and we want to ensure all stakeholders have clear and accessible disclosure of these developments.”

With its reporting status now current and enhanced financial oversight in place, Global believes it is well-positioned to improve market visibility and pursue future growth opportunities. The Company expects to provide additional updates in the coming weeks highlighting key operating metrics, including sales velocity, client growth, and revenue expansion across its core subsidiaries, as it continues to execute on its growth strategy.

About Global Technologies, LTD

Global Technologies, LTD (OTCPK: GTLL) is a public, multi-operational company focused on building scalable businesses in digital health, wellness, and technology. Through acquisitions, strategic licensing, and integrated platforms, GTLL seeks to deliver innovative solutions and long-term shareholder value.

Forward-Looking Statements:

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations, or predictions of future events are forward-looking statements. Words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on assumptions and are subject to known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied.

The forward-looking statements contained herein represent the Company’s judgment as of the date of this press release, and the Company undertakes no obligation to update or revise such statements to reflect changes in expectations or circumstances, except as required by law.

Investor Contact:

Ed Capko
Director of Investor Relations
Ed@GTLGROUP.io
815-942-4645